Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
AKORN, INC.
          The undersigned, the duly acting and qualified Secretary of Akorn, Inc., a Louisiana corporation (the “Company”), hereby certifies that the following amendment to the Bylaws of the Company (the “Bylaws”) was duly adopted by the Board of Directors of the Company to become effective as of March 31, 2006, pursuant to Article VIII of the Bylaws:
          The Section 5 of Article I of the Bylaws entitled “Adjournment of Meeting.” shall be deleted in its entirety and replaced with the following:
“Section 5 — Adjournment of Meeting. If less than a quorum is in attendance at any time for which a meeting is called, the meeting may, after the lapse of at least half an hour, be adjourned by a majority in interest of the shareholders present or represented and entitled to vote thereat. If notice of such adjourned meeting is sent to the shareholders entitled to vote at the meeting, stating the purpose or purposes of the meeting and that the previous meeting failed for lack of a quorum, then any number of shareholders, present in person or represented by proxy, and together holding no less than 33⅓% of the outstanding shares entitled to vote thereat, constitute a quorum at the adjourned meeting.”
          This foregoing statement is true and correct to the best of my knowledge, and this Certificate of Amendment is executed at Buffalo Grove, Illinois on March 31, 2006.

/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell, Secretary